Exhibit (d)(2)

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (the “Agreement”) dated as of June 17, 2025 (the “Effective Date”) is by and between Elevation Oncology, Inc., a Delaware corporation with an address at 101 Federal Street, Suite 1900, Boston, Massachusetts 02110, and Tang Capital Management, LLC, a Delaware limited liability company with an address at 4747 Executive Drive, Suite 210, San Diego, CA 92121 (each a “Party” and collectively the “Parties”).

WHEREAS, the Parties wish to enter into discussions for the purpose of evaluating the potential for entering into a strategic transaction (the “Purpose”), which may require disclosure of either Party’s confidential or proprietary information; and

WHEREAS, the Parties desire to enter into this Agreement to provide for the confidential treatment of such confidential or proprietary information.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.          Definition of Confidential Information.  “Confidential Information” means any and all information that is disclosed by either Party, its designated agents or their respective Affiliates (the “Disclosing Party”) to the other Party, its designated agents or its Affiliates (the “Receiving Party”) in writing, physically, orally or visually in connection with the Purpose, and that: (a) is identified as confidential or proprietary at the time of disclosure; or (b) by its nature should be understood by a reasonable person familiar with the Purpose to be confidential or proprietary from the context and the circumstances of the disclosure.  Confidential Information shall include, without limitation, any and all information concerning the Disclosing Party’s technologies, processes, discoveries, methods, patentable and unpatentable ideas, research or development efforts, trade secrets, formulas, business strategies, finances, business operations or affairs and any and all of such information of third parties that the Disclosing Party treats as confidential.  Confidential Information shall not include any information that: (i) is or becomes publicly known through no act or omission of the Receiving Party; (ii) is developed independently by the Receiving Party or its Affiliates without use of the Disclosing Party’s Confidential Information; (iii) is known by the Receiving Party when disclosed by the Disclosing Party if the Receiving Party does not then have a duty to maintain its confidentiality; (iv) is rightfully obtained by the Receiving Party from a third party who does not owe the Disclosing Party a duty to preserve its confidentiality; or (v) is approved for disclosure by the prior written authorization of the Disclosing Party, in each case (i)‑(v) as evidenced by then-contemporaneous written records.  The Receiving Party shall have the burden of proving that information falls within one of the foregoing exceptions.  “Affiliate” of a Party means any other legal entity that directly or indirectly controls, is controlled by, or is under common control with such Party, for as long as such control exists.  “Control,” “controlled by” and “under common control” refers to (i) the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or the capital stock of, or other comparable equity or ownership interest in the respective legal entity, or (ii) in the absence of such ownership interest, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the respective legal entity, by contract or otherwise. For purposes of this Agreement, Tang Capital Management, LLC’s Affiliates include, but are not limited to, Tang Capital Partners, LP and Concentra Biosciences, LLC, a wholly owned subsidiary of Tang Capital Partners, LP.

2.          Obligation of Confidentiality.  The Receiving Party shall use Confidential Information of the Disclosing Party only for the Purpose.  The Receiving Party shall keep confidential and not disclose Confidential Information to any party other than to its and its Affiliates’ directors, officers, employees, independent contractors, professional advisors and collaboration partners who have a need to know such information in connection with the Purpose, and who are bound by confidentiality obligations at least as protective of the Disclosing Party’s Confidential Information as those set forth herein (collectively, the “Representatives”).  The Receiving Party shall not purchase or sell the Disclosing Party’s securities, if any, while the Receiving Party is in possession of material, nonpublic information relating to the Disclosing Party, and each Party acknowledges that it may be a violation of U.S. federal securities laws to engage in such transactions.  The Receiving Party shall take action to enforce the obligations and restrictions herein on its Affiliates and Representatives which receive Confidential Information for the Purpose.  The Receiving Party shall be responsible to the Disclosing Party for any non-compliance of those Affiliates and Representatives with such obligations and restrictions to the same extent as the Receiving Party is responsible for any such non-compliance on its own part.  Except as otherwise permitted herein, neither Party shall disclose to any third party, without the prior written consent of the other Party, the fact that the Parties are having or have had discussions or that the Parties have entered into this Agreement.

3.          Term.  The term of this Agreement shall be for a period of two (2) years from the Effective Date.  Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party.  The obligations of confidentiality, non-disclosure and non-use imposed hereunder shall survive the expiration or termination of this Agreement and remain effective and continue in force for a period of five (5) years after the date of disclosure of the relevant Confidential Information; provided, however, that such obligations as they relate to Confidential Information that the Disclosing Party maintains as a trade secret shall remain effective and continue in force for as long as such Confidential Information remains a trade secret under applicable law.

4.          Required Disclosure.  Notwithstanding Section 2, the Receiving Party may disclose Confidential Information to the extent required by a court or other governmental authority, provided that the Receiving Party gives the Disclosing Party reasonable advance written notice of the disclosure so that the Disclosing Party may either seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement for such disclosure.  In the event that the Disclosing Party is either unable to obtain such remedy or waives compliance with the provisions of this Agreement, the Receiving Party will thereafter disclose only the minimum Confidential Information required in order to comply.

5.          No License.  This Agreement is not intended and shall not be deemed to grant or convey to the Receiving Party any license or other rights in or to Confidential Information of the Disclosing Party, including without limitation any intellectual property rights therein.  All Confidential Information and all tangible embodiments of Confidential Information shall remain the exclusive property of the Disclosing Party.  Nothing herein shall be construed as granting to the Receiving Party hereto, by implication, estoppel or otherwise, any right, title or interest in, or any license under, any intellectual property right or any of the Disclosing Party’s Confidential Information, other than as specifically set forth herein.

6.           Return of Confidential Information.  Upon the written request of the Disclosing Party, and insofar as is reasonably practicable, the Receiving Party shall return to the Disclosing Party, or shall destroy and certify in writing to the Disclosing Party that it has destroyed, all drawings, documents and other tangible embodiments of Confidential Information in the Receiving Party’s possession (and all copies and reproductions thereof), except that the Receiving Party may retain (a) one copy thereof solely for archival purposes and (b) copies stored in automated computer backup systems; provided, however, that any such documents and records retained pursuant to clause (a) or (b) shall remain subject to the terms of this Agreement for as long as they are so maintained.

7.          Injunctive Relief.  The Parties acknowledge that the Receiving Party’s breach of this Agreement may cause the Disclosing Party irreparable injury for which it may not have an adequate remedy at law.  In the event of a breach, the Disclosing Party shall be entitled to seek injunctive relief in addition to all other remedies it may have at law or in equity.

8.          Warranty.  The Disclosing Party represents and warrants to the Receiving Party that it has the right to enter into this Agreement and disclose Confidential Information to the Receiving Party and that it is not a party to any other agreement or under any obligation to any third party that would prevent it from entering into this Agreement or disclosing Confidential Information hereunder.  The Receiving Party understands and agrees that the Disclosing Party makes no representation or warranty as to the accuracy or completeness of its Confidential Information.

9.         Standstill. Each Party agrees that, for a period of twelve (12) months from the Effective Date, neither Party nor any of its Affiliates will, directly or indirectly, and will not encourage or assist others to, without the prior written consent of the other Party’s board of directors:

(a)          acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities of the other Party or any option, forward contract, swap or other position with a value derived from securities of the other Party or conveying the right to acquire or vote securities of the other Party, or any ownership of any of the assets or businesses of the other Party, or any rights or options to acquire any such ownership (including from a third party);

(b)        make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of the other Party;

(c)          form, join, or in any way communicate or associate with other securityholders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the other Party or any voting securities of the other Party;

(d)       arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the other Party;

(e)         otherwise act, whether alone or with others, to seek to propose to the other Party or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the other Party or otherwise act, whether alone or with others, to seek to control, change or influence the management, board of directors or policies of the other Party, publicly comment on any of the foregoing, or nominate any person as a director of the other Party, or propose any matter to be voted upon by the stockholders of the other Party;

(f)       solicit, negotiate with, or provide any information to, any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the other Party or any other acquisition of the other Party, any acquisition of voting securities of or all or any portion of the assets of the other Party, or any other similar transaction;

(g)          advise, assist or knowingly encourage any other person in connection with any of the foregoing;

(h)        enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing, or announce an intention to do so;

(i)         take any action that could reasonably be expected to cause or require you or the other Party to make a public announcement regarding any of the types of matters set forth in this Section 9; or

(j)           disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything to the contrary in this Section 9, nothing shall prevent a private communication to the other Party’s board of directors so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the other Party’s securities are listed (other than in a proxy statement or Schedule 14D-9 with respect to a transaction contemplated hereunder).  This Section 9 will be of no further force and effect in the event that (i) the other Party shall have entered into a definitive agreement with a third party for (A) a transaction resulting in either the sale of more than 50% of the outstanding voting equity securities of the other Party or of all or substantially all of the consolidated assets of the other Party and its subsidiaries or (B) a merger or other business combination in which the voting equity securities of the other Party outstanding immediately prior to such transaction do not constitute 50% or more of the voting equity securities of the resulting entity of such transaction or its parent company or (ii) a tender offer or exchange offer by a third party is commenced which if consummated would result in the sale of more than 50% of the outstanding voting equity securities of the other Party, unless the other Party’s board of directors has, within ten business days following such commencement, publicly recommended that the shareholders of the other Party reject such tender offer or exchange offer.

10.        Non-Solicitation. Each of the Parties hereto agrees that, for a period of twelve (12) months from the Effective Date, neither it nor its Affiliates will, directly or indirectly, solicit for employment any employee or consultant of the other Party or its Affiliates, or otherwise solicit, induce or encourage any such person to discontinue or refrain from entering into any employment or consulting relationship (contractual or otherwise) with the other Party or its Affiliates; provided that this sentence shall not prohibit (a) general advertising or other general solicitation through newspaper advertisements or Internet posting services not targeted at the employees of the other Party or its Affiliates or (b) any broad based recruitment efforts conducted by a recruitment agency not directed by the such Party or its Affiliates at the other Party or its Affiliates.

11.        Elevation Oncology, Inc. acknowledges that Tang Capital Management, LLC is in the investment business. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not limit, restrict or impair the ability of Tang Capital Management, LLC or its Representatives to engage in transactions with respect to securities of any entity so long as such transactions would not violate applicable securities laws. Elevation Oncology, Inc. acknowledges and understands that Tang Capital Management, LLC or its Representatives may now or in the future evaluate, invest in or do business with competitors or potential competitors of Elevation Oncology, Inc. Accordingly, provided that Tang Capital Management, LLC and its Representatives do not violate any of the obligations under this Agreement, nothing in this Agreement will be construed as a representation or agreement that Tang Capital Management, LLC or its Representatives will not continue to evaluate, invest in or do business with competitors or potential competitors of Elevation Oncology, Inc.

12.          Miscellaneous.

12.1.      Notice.  Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is received from any reputable delivery service that provides tracking and written verification of delivery. All notices shall be delivered to the respective address provided above.

12.2.     Relationship of the Parties.  Nothing in this Agreement is intended or shall be construed to create a partnership, joint venture, agency, employment or other similar relationship between the Parties, or as authorizing either Party to act as agent for the other.

12.3.     No Obligation of Further Agreement.  Nothing in this Agreement shall be construed, by implication or otherwise, as an obligation for either Party to enter into any further agreement with the other Party, whether related to the Purpose or otherwise.  Any further agreement between the Parties would be subject to separate terms and conditions to be agreed upon in writing by the Parties.

12.4.      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

12.5.      Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate of the assigning Party or to a successor of the assigning Party’s business by reason of merger, sale of all or substantially all of its assets or other form of acquisition.

12.6.      Governing Law; Consent to Personal Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules or principles.  The Parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located within the State of Delaware with respect to any and all disputes concerning the subject of this Agreement.

12.7.     Severability.  The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement.  The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

12.8.      Headings.  All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, shall not be deemed a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.

12.9.      No Waiver.  Any failure of the Disclosing Party to enforce the Receiving Party’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

12.10.    Counterparts; Electronic Transmission.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.  This Agreement may be delivered by facsimile or electronic transmission, and facsimile or electronic copies of executed documents shall be binding as original copies.

12.11.    Entire Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the disclosure of Confidential Information and supersedes all prior agreements, written or oral, between the Parties with respect to Confidential Information.  This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement that specifically references this Agreement and is signed by the Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

ELEVATION ONCOLOGY, INC.		TANG CAPITAL MANAGEMENT, LLC

By:	/s/ Robert C. Yang	By:	/s/ Kevin Tang
Name:	Robert C. Yang	Name:	Kevin Tang
Title:	SVP, General Counsel	Title:	President
Date:	4/29/2025	Date:	4/29/2025

NOTICE: This Agreement does not affect any immunity under 18 U.S.C. Sections 1833(b)(1)-(2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees): (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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